Exhibit 99.1

ARMADA HOFFLER PROPERTIES REPORTS FIRST QUARTER 2015 RESULTS

Normalized FFO of $0.19 Per Diluted Share

Core Operating Property Portfolio at 95.6% Occupancy

Company Raised the Low-end of 2015 Normalized FFO Guidance Range

VIRGINIA BEACH, VA, April 30, 2015 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended March 31, 2015.

Highlights include:

•	Funds From Operations (“FFO”) of $6.8 million, or $0.17 per diluted share, for the quarter ended March 31, 2015 compared to FFO of $6.5 million, or $0.20 per diluted share, for the quarter ended March 31, 2014.

•	Normalized FFO of $7.4 million, or $0.19 per diluted share, for the quarter ended March 31, 2015 compared to Normalized FFO of $6.4 million, or $0.19 per diluted share, for the quarter ended March 31, 2014.

•	Core portfolio occupancy up to 95.6% compared to 94.5% as of March 31, 2014.

•	Increased quarterly GAAP and Cash Same Store Net Operating Income (“NOI”) 4.3% and 6.3%, respectively, compared to the first quarter of 2014.

•	Delivered over 200,000 square feet of fully-leased office space in Hampton Roads, Virginia in addition to Sandbridge Commons, a new 70,000 square foot shopping center in Virginia Beach, Virginia anchored by a Harris Teeter grocery store.

•	Completed the sale of the Sentara Williamsburg office building.

•	Entered into a definitive agreement to sell Whetstone Apartments in Durham, North Carolina.

•	Closed on the previously announced acquisitions of Perry Hall Marketplace and Stone House Square, two grocery anchored retail centers located in Maryland, in April.

•	Closed on a new expanded and unsecured $200 million credit facility that includes a $50 million term loan with a syndicate of banks co-led by Bank of America and Regions Bank.

•	Announced today that the Board authorized an At-The-Market (“ATM”) offering program.

April 30, 2015

“We continue to execute on our strategic plan and successfully delivered on a number of fronts this quarter,” commented Louis Haddad, Chief Executive Officer. “Going forward, our focus and strategy remains unchanged. We will continue to develop high-quality institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic.”

Financial Results

Net income for the first quarter increased to $8.1 million compared to $2.5 million for the first quarter of 2014. The increase was primarily due to the gain on the sale of the Sentara Williamsburg office building.

FFO for the first quarter increased 5.5% to $6.8 million compared to $6.5 million for the first quarter of 2014. Normalized FFO for the first quarter increased 15.5% to $7.4 million compared to $6.4 million for the first quarter of 2014.

The year-over-year increases in FFO and Normalized FFO were attributable to new real estate coming out of development, property acquisitions as well as organic growth in the Same Store property portfolio.

Net income for the first quarter was $0.20 per diluted share compared to $0.08 per diluted share for the first quarter of 2014. FFO for the first quarter was $0.17 per diluted share compared to $0.20 per diluted share for the first quarter of 2014. Normalized FFO for the first quarter was $0.19 per diluted share in line with the first quarter of 2014.

Operating Performance

At the end of the quarter, the Company’s office, retail and multifamily core operating property portfolios were 93.5%, 97.4%, and 96.6% occupied, respectively.

Balance Sheet and Financing Activity

At the end of the first quarter, the Company had total outstanding debt of approximately $381.1 million, including $60.0 million outstanding on its revolving credit facility. Approximately 50% of the Company’s debt had fixed interest rates or were subject to interest rate swap locks at March 31, 2015. After considering LIBOR interest rate caps with strike prices at or below 150 basis points, approximately 81% of the Company’s debt was fixed or hedged at March 31, 2015.

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April 30, 2015

In the first quarter, the Company continued to take actions to enhance flexibility and strengthen its balance sheet, including closing on its new, expanded and unsecured $200 million credit facility that includes a $50 million term loan and announcing that the Board authorized an ATM offering program.

Outlook

The Company raised the low-end of its 2015 full-year Normalized FFO guidance range by $0.01 per diluted share due to better visibility on future third party construction fee business as well as the expectation that general and administrative expenses will come in towards the lower-end of the range. The Company now expects 2015 Normalized FFO in the range of $0.86 to $0.90 per diluted share compared to previous guidance of $0.85 to $0.90 per diluted share.

The following table outlines the Company’s assumptions along with Normalized FFO per share estimates for the full-year 2015.

Full-year 2015 Guidance [1]	Expected Ranges

Total GAAP NOI [2]	$52.3M	$53.3M

Construction company annual segment gross profit	$4.5M	$5.0M

General and administrative expenses	$8.3M	$8.6M

Interest expense [3]	$14.0M	$15.0M

Normalized FFO per diluted share [4]	$0.86	$0.90

[1]	Excludes the impact of any future, unannounced acquisitions, dispositions or other capital markets activity, except for a replacement property for Whetstone Apartments.
[2]	Includes approximately $8.0 million from development pipeline projects, which has been lowered from previous guidance due to the sale of Whetstone Apartments. The Company has not changed overall NOI guidance as management expects to close on a replacement property for Whetstone Apartments this year.
[3]	The mid-point of the range reflects the assumption factors in the projected LIBOR forward yield curve which anticipates increasing LIBOR during the year.
[4]	Normalized FFO excludes certain items, including debt extinguishment losses, property acquisition costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items. In addition, it assumes 40.2 million weighted average shares and units outstanding which includes the shares issued in connection with the acquisition of Perry Hall Marketplace and Stone House Square.

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April 30, 2015

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, April 30, 2015 at 8:30 a.m. Eastern Time to review quarterly results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through May 29, 2015 by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13605808.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic United States. The Company has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed by the Company with the Securities and Exchange Commission.

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April 30, 2015

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included on page eight of this release.

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April 30, 2015

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Real estate investments:
Income producing property	$552,172	$513,918
Held for development	1,180	—
Construction in progress	26,251	81,082
Accumulated depreciation	(120,224)	(116,099)

Net real estate investments	459,379	478,901

Real estate investments held for sale	27,882	8,538

Cash and cash equivalents	31,479	25,883
Restricted cash	4,026	4,224
Accounts receivable, net	20,788	20,548
Construction receivables, including retentions	28,085	19,432
Construction costs and estimated earnings in excess of billings	170	272
Other assets	32,192	33,108

Total Assets	$604,001	$590,906

Liabilities and Equity
Indebtedness	$363,730	$359,229
Debt secured by real estate investments held for sale	17,342	—
Accounts payable and accrued liabilities	5,649	8,358
Construction payables, including retentions	34,264	42,399
Billings in excess of construction costs and estimated earnings	1,206	1,053
Other liabilities	18,942	17,961

Total Liabilities	441,133	429,000

Total Equity	162,868	161,906

Total Liabilities and Equity	$604,001	$590,906

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April 30, 2015

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Revenues
Rental revenues	$18,190	$15,193
General contracting and real estate services	29,071	19,234

Total revenues	47,261	34,427

Expenses
Rental expenses	4,760	3,976
Real estate taxes	1,657	1,343
General contracting and real estate services	28,142	17,985
Depreciation and amortization	4,908	3,969
General and administrative	2,328	2,046
Acquisition, development and other pursuit costs	171	—

Total expenses	41,966	29,319

Operating income	5,295	5,108

Interest expense	(3,046)	(2,565)
Loss on extinguishment of debt	(227)	—
Gain on real estate dispositions	6,197	—
Other (expense) income	(132)	112

Income before taxes	8,087	2,655
Income tax benefit (provision)	31	(149)

Net income	$8,118	$2,506

Per diluted share	$0.20	$0.08

Weighted average shares outstanding	39,818	32,825

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April 30, 2015

ARMADA HOFFLER PROPERTIES, INC.

RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)

Net income	$8,118	$2,506

Depreciation and amortization	4,908	3,969
Gain on real estate dispositions	(6,197)	—

Funds From Operations (FFO)	$6,829	$6,475

Acquisition costs	171	—
Loss on extinguishment of debt	227	—
Derivative mark-to-market adjustments	147	(93)

Normalized FFO	$7,374	$6,382

FFO per diluted share	$0.17	$0.20

Normalized FFO per diluted share	$0.19	$0.19

Weighted average shares outstanding	39,818	32,825

Contact:

Julie Loftus Trudell

Armada Hoffler Properties, Inc.

Vice President of Investor Relations

Email: JTrudell@ArmadaHoffler.com

Phone: (757) 366-6692

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